UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                November 2, 2004
                Date of Report (Date of earliest event reported)


                          Discovery Laboratories, Inc.
             (Exact name of Registrant as specified in its charter)


        Delaware                   000-26422                94-3171943
(State or other jurisdiction  (Commission File Number)     (IRS Employer
     of incorporation)                                  Identification Number)


                           350 Main Street, Suite 307
                         Doylestown, Pennsylvania 18901
                    (Address of principal executive offices)



                                 (215) 340-4699
              (Registrant's telephone number, including area code)


          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 3, 2004, Discovery Laboratories, Inc. (the "Company"), and Quintiles Transnational Corp. ("Quintiles"), mutually agreed to restructure their business arrangements and terminate their commercialization agreements for Surfaxin(R), the Company's lead product, in the United States. Pursuant to such restructuring, the Company will now have full commercialization rights for Surfaxin in the United States and the Company's obligation to pay to Quintiles a commission on net sales in the United States of Surfaxin for the treatment of respiratory distress syndrome (RDS) and meconium aspiration syndrome (MAS) for 10 years following launch is terminated.

In connection with the foregoing, on November 3, 2004, the Company and PharmaBio Development Inc., Quintiles' strategic investment group ("PharmaBio"), amended and restated the Loan Agreement dated as of December 10, 2001, between the Company and PharmaBio. Pursuant to the Amended and Restated Loan Agreement, the existing secured revolving credit facility of $8.5 million with PharmaBio will remain available to the Company and the original maturity date of December 10, 2004, is now extended until December 31, 2006. Amounts to be drawn down under the credit facility will remain available up to the date of the commercial launch of Surfaxin. In addition, the Company and PharmaBio amended and restated the Security Agreement dated as of December 10, 2001, between the Company and PharmaBio in connection with the Loan Agreement and the Company issued a Promissory Note to PharmaBio which replaces and supercedes the note dated as of December 10, 2001, between the Company and PharmaBio.

Lastly,  on November 3, 2004, the Company,  Quintiles and PharmaBio entered into
an   Agreement   which   provides   for,   among   other   things,   a   limited
preferred-provider arrangement.

The Company's press release announcing the restructured business arrangements and the termination of the commercialization agreements for Surfaxin is attached hereto as Exhibit 99.1.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On November 3, 2004, in connection with the restructuring of the business arrangements and termination of the commercialization agreements for Surfaxin described in Item 1.01, the Company and Quintiles agreed to terminate the Commercialization Agreement dated as of December 10, 2001, between the Company and Quintiles, and the Investment and Commission Agreement dated as of December 10, 2001, between the Company and Quintiles.

The Company's press release announcing the restructured business arrangements and the termination of the commercialization agreements for Surfaxin is attached hereto as Exhibit 99.1.

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On November 4, 2004, the Company issued a press release to announce its financial results for the third quarter of 2004. The full text of the press release announcing such results attached hereto as Exhibit 99.2 hereto.


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

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On November 3, 2004, in connection with the restructuring of the business arrangements and termination of the commercialization agreements for Surfaxin described in Item 1.01, the Company issued 850,000 warrants to QFinance, Inc., a subsidiary of Quintiles, for no additional consideration, to purchase shares of the Company's common stock, par value $0.001 per share, at an exercise price equal to $7.19 per share. The warrants have a 10-year term and shall be exercisable for cash only. Expected total cash proceeds to the Company if exercised equal approximately $6 million. The warrants are exerciseable upon the earlier to occur of the FDA Approval Date (as defined below) and May 2, 2005. For purposes of the warrants, the FDA Approval Date means (i) the first date on which the FDA approves an application to market Surfaxin for any and all formulations and delivery mechanisms for the indications of RDS or MAS, or (ii) the first date on which the Company receives an "approvable letter" from the FDA with respect to the foregoing. The Company expects to take a charge against earnings equal to approximately $4 million for the fourth quarter of 2004 in connection with the issuance of such warrants. The warrants were issued to PharmaBio in a private transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 8.01. OTHER EVENTS.

On November 2, 2004, the Company issued a press release to announce that available funds under its existing capital lease financing facility with GE Healthcare Financial Services ("GE") have been increased by up to $6.5 million. Including the $2.5 million currently employed under the existing arrangement, the Company's lease line is now approximately $9 million. Under the terms of the expanded financing arrangement, $5 million is immediately available to the Company while an additional $1.5 million remains subject to FDA approval to market the Company's lead product Surfaxin(R), for the prevention of Respiratory Distress Syndrome (RDS) in premature infants. Subject to the terms of the lease facility, GE will make the finances available for certain capital equipment purchases including manufacturing, information technology systems, laboratory, office and other related capital assets. The funds may be drawn down through September 2005 and are payable over three or four years, depending on the equipment. The full text of the press release is set forth in Exhibit 99.3 hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

      (c)   Exhibits:

            99.1  Press Release dated November 4, 2004.

            99.2  Press Release dated November 4, 2004.

            99.3  Press Release dated November 2, 2004.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   DISCOVERY LABORATORIES, INC.


                                   By:  /s/ Robert J. Capetola
                                        ----------------------------------
                                   Name:  Robert J. Capetola, Ph.D.
                                   Title: President and Chief Executive Officer

Date: November 4, 2004


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